Exhibit 99.2
NY MAGIC, INC.
Moderator: George Kallop
March 7, 2008
9:30 a.m. ET

Operator:	Good morning. I would like to welcome everyone to the NYMAGIC fourth quarter results conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Any forward-looking statements concerning the company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the company’s performance in 2008 and beyond are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2008 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made. Thank you.

Mr. George Kallop, President and CEO, sir, you may begin.

George Kallop:	Thank you. Good morning, everyone. I have with me on the telephone this morning George Trumbull, our Chairman; William “Skip” Shaw, our Vice Chairman; Tom Iacopelli, our Chief Financial Officer; Paul Hart, our General Counsel; and Mark Blackman, our Chief Underwriting Officer.

This morning I’d like to make some brief comments on fourth quarter and full year results. Then, I will ask Skip Shaw to provide some additional details on our investment portfolio. Afterwards, we will be happy to take any questions you may have.

In summary, the company had a difficult year in 2007, especially during the last half of the year. Net investment income suffered a substantial decline, and the company realized some significant losses in the market value of our super senior residential mortgage backed securities. On a brighter note, our insurance operations performed well in a challenging market. We maintained our underwriting discipline in the face of softening insurance markets, as reflected by our favorable loss ratios for the year, and we achieved increases in net premiums written and net premiums earned for the year. During the past five years, we have substantially diversified the company’s line of insurance business, and this effort contributed to our successful underwriting results for 2007.

The company reported a net loss of $8.3 million or 93 cents per diluted share for the fourth quarter of 2007 compared with net earnings of $7.4 million or 80 cents per diluted share for the fourth quarter of 2006. For the year ended December 31, 2007 net earnings totaled $13.4 million or $1.46 per diluted share, as compared with $29.9 million or $3.25 per diluted share for 2006.

During the fourth quarter of 2007, the company incurred after tax charges of $3.5 million or 39 cents per share from the write off of computer software, and after tax charges of $1.1 million or 13 cents per share, that resulted from expenses related to negotiating a major investment in another company that was not consummated.

Net realized investment losses after tax were $4.5 million or 51 cents per share for the fourth quarter of 2007, as compared with net realized investment losses after taxes of $31,000 or $0 per diluted share for the same period in 2006.

Net realized investment losses after tax for the year ended December 31, 2007 were $4.5 million or 49 cents per diluted share compared with net realized investment losses of $262,000 or 3 cents per diluted share for the same period in 2006.

The realized investment losses in the fourth quarter of 2007 were almost entirely attributable to the decline in the current market value of super senior residential mortgage backed securities held by the company. These securities are rated AAA by S&P, are collateralized by pools of Alt-A mortgages, are the most senior class of securities in these pools and receive priority payments from these pools. They are ranked senior to junior classes of securities compromising 27% to as much as 50% of the total pool. As such, they are very well collateralized, and the company continues to believe that it will recover its investment if these securities are held to maturity.

Alt-A mortgages are residential home loans made to individuals who maintain credit scores similar to those individuals receiving prime loans, but these loans generally have more limited documentation. They are not, however, considered sub prime mortgages. While the company expects to collect the full amount of its investment if these securities are held to maturity, current conditions in the financial markets have led the company to record other than temporary declines in their current market value in its financial statements.

Since December 31, 2007, the market value of the company’s super senior residential mortgage backed securities has declined by an additional $23.5 million pre tax. The company’s investment advisor has indicated that this decline has been influenced by technical factors, including major sales of similar securities by large investors. Any decline in the market value of these securities since December 31, 2007 will be reflected in the company’s financial statements for the three months ending March 31, 2008. The company maintains substantial liquidity within the holding company and its insurance company subsidiaries. The company remains committed to maintaining the surplus of its insurance subsidiaries at appropriate levels to support ongoing and new operations, and we have substantial resources to do so.

With regard to insurance operations, gross premiums written during the fourth quarter of 2007, totaled $50.1 million, compared with $56.5 million during the fourth quarter of 2006. Ocean marine and inland marine/fire decreased significantly, while other liabilities remained essentially flat for the quarter. The company continues to adjust its business mix to maximize profitability in a challenging marketplace.

Gross premiums written for the full year of 2007 totaled $228.4 million compared with $241.3 million during 2006, a decline of 5%. The ocean marine segment decreased by $6.2 million from 2006. Our own cargo unit posted an increase of 5.2%, and Southern Marine posted an increase of 8% over last year. All other marine lines showed decreases in the range of 9% to 11% percent from 2006. Inland marine/fire declined by $3 million from 2006, and we experienced small decreases across the board in this segment. Other liabilities decreased by $3.8 million from 2006. We experienced a $10.5 million decline in excess workers’ comp premium as a result of ending the CRM relationship, and casualty declined by $1.2 million. This was partially offset by a $6.4 million increase in E&O premiums, which remains a bright spot. As I have mentioned on prior calls, we are no longer writing excess workers’ comp through CRM, and while the gross was down for 2007, our net premiums were substantially higher.

From our perspective, market conditions began to soften materially in April 2007 and remained soft for the balance of the year. The reduction in gross written premiums is largely a function of the company’s decision to maintain underwriting discipline in the face of this market reality.

Net premiums written during the fourth quarter of 2007 totaled $36 million compared with $38.8 million during the fourth quarter of 2006. This was a decrease of 7%. Ocean marine net premiums declined significantly while inland marine/fire and other liabilities showed significant increases. Net premiums written during the full year of 2007 totaled $167.9 million compared to $154.9 million for 2006. This was an increase of 8%.

Ocean marine net premiums written decreased by $7.1 million for the full year 2007. Part of this decline, however, is due to $2.3 million of reinsurance reinstatement premium payments that arose from a shock loss at Southern Marine, which I’ll talk about in a minute. Inland marine net premiums written declined marginally.

Other liability net premiums written increased by $20.4 million. This was largely due to a much higher retention in excess workers’ comp business, now written through Midlands and a significant increase in E&O net premiums written that tracked increases and gross premiums written in this line. This is a testament to the success of our diversification efforts during the past few years.

Net premiums earned for the fourth quarter of 2007 totaled $45.3 million compared to $40.3 million for the fourth quarter of 2006. This was an increase of 12%. Net premiums earned for the full year 2007 totaled $166.1 million compared with $151.8 million for 2006. This was an increase of 9%. Both net premiums written and net premiums earned benefited substantially from higher retentions in the excess workers’ compensation segment and growth in our professional liability book. We believe that these relatively new lines and other new lines that we are considering will be the primary generators of growth in the future.

As I mentioned on our last call, we have seen rates as flat to softening in many segments during 2007. In response to this, however, we have elected to maintain underwriting discipline and not to chase premiums for premium sake alone. While we have seen declines in certain lines, the fundamental profitability of our underwriting business improved, as evidenced by our favorable loss ratios. For the fourth quarter of 2007, our loss ratio stood at 56.9%. And for the full year of 2007 our loss ratio was 54.1%. During 2007 the loss ratio benefited substantially from the novation of the CRM book in early 2007, a $6.5 million net benefit. It was adversely impacted by a $2.5 million loss coming from Southern Marine. We have since filed an arbitration claim for recovery of this loss. It was also adversely affected by $3.6 million in adverse development within the runoff aviation line. Reserves had been redundant prior to 2007. But a few adverse developments surfaced during 2007 and weren’t recorded.

The company’s combined ratio for the fourth quarter of 2007 was 106.3% compared with 101.3% for the fourth quarter of 2006. The company’s combined ratio for the full year 2007 was 98.5% compared with 98% for 2006. However, expenses related to the potential investment in another company added 3.8% and 1.1%, respectively to the combined ratio for the quarter and year ended December 31, 2007.

During 2007 financial markets were in substantial turmoil, various securities, and in particular, mortgage securities, suffered major reductions in current market values and a number of forced investment sales took place. This contributed to major market declines in these sectors. Regrettably, this continued into 2008. Within this context, the company’s net investment income totaled $3.4 million for the fourth quarter of 2007, compared with $13.1 million during the fourth quarter of 2006. Net investment income for the full year 2007 totaled $35.5 million compared with $47.9 million for the same period in 2006.

During 2007 income from fixed maturities and short term investments increased by $3 million but this was more than offset by a $17 million reduction in income from trading securities and hedge funds. In addition to this decline in investment income NYMAGIC also incurred net realized investment losses of $7 million almost entirely attributable to our $135 million portfolio of super senior mortgage securities. These factors, net of a $1.6 million savings in investment expenses, reduced the company’s pre tax income for 2007 by a total of $19.4 million from 2006. Net sum, declines in the investment sector overshadowed success in the underwriting sector of our company.

From a cash flow perspective, the company ended the fourth quarter of 2007 with $695.3 million in cash, investments, and net receivable for securities sold. Of this amount over $100 million is positioned at the holding company level and it is available for investment as necessary in the company’s insurance company subsidiaries to support their ongoing and new operations, stock buybacks and new acquisitions.

At December 31, 2007 our investment portfolio included cash, short term investments, and net receivable for security sold of $199.3 million, fixed maturities of $241.4 million and limited partnership hedge funds and preferred stocks of $254.6 million. Overall our investment portfolio is highly liquid and the company is an excellent financial condition.

While 2007 was a difficult year for the company, book value per share rose to $31.56 at December 31, 2007, an increase of 8.3% from book value of $29.14 at December 31, 2006.

I would now like to ask Skip Shaw, our Vice Chairman, to provide you with additional details on our investment portfolio, and then we will be open to take questions from anyone who has them. Skip.

William Shaw:	Thank you, George. Well, clearly, the backdrop, as George indicated for investing is unprecedented in its dislocation and turmoil. What I’d liked to do for your benefit is take you through the various categories that we have in the portfolio and get a little bit granular about it, and then talk some about what we perceive the landscape to look like going forward, and how we will position for that.

But first a short overview. There is good news and bad news to what is happening in the financial markets. The good news is the opportunity set for investing is as fertile as I’ve seen in my career, particularly in fixed income sectors of the markets. As George indicated, we are well positioned to take advantage of this. At year end, we had almost $20 a share in cash. We’ve been putting some money to work and I’ll describe that in more detail later, but we still have over $12 a share in cash to take advantage of what we see as a very opportune time to invest.

Having said that, we clearly know that we are not smart enough to pick the bottom. So as we do put funds to work, we’ll do it gradually and slowly, recognizing that the turmoil that exists today is likely to persist at least for some period of time. However, we’re quite confident that 18 months, two, three years, whenever, we’ll look back and recognize it as a very attractive time to invest.

The bad news is the obvious the mark down in our super senior portfolio. As George indicated and we’ve talked about in the last two quarters, we are very confident that credit is not an issue with them. The markdown is being technically driven. Levered participants in the market, whether it be a hedge fund or a financial institution, are being forced to liquidate. Earlier this week there was a very large liquidation, and again this morning there are two more levered funds about to liquidate.

I know the great unanswered question is, “Where’s the bottom?” Nobody knows. It’s impossible to know, but I guess one positive note is that these securities are going from levered hands to non levered hands. In other words, levered hedge funds and financial institutions are being forced to sell this week. These securities, not all of them, but a large chunk of them, are being purchased by real money investors, bond funds and so forth. As this process continues we will reach some stability in the financial landscape. But, again, we don’t know if this is the final clearing price and it’s occurring now, or if this will be ongoing for another three or four months or longer, and the clearing price might be lower, maybe, considerably lower. But, one thing I do think you have to expect is that considerable volatility in our portfolio will exist until this financial turmoil sorts itself out.

Let me take you through briefly the sectors of the asset classes that we own. In December and subsequently, we started buying municipal bonds. Ninety-three percent of the municipals we have bought are rated AA or AAA. The book yield in these securities that we bought is 4.83%, which on a taxable equivalent basis is 7.43%. This is a sector of the market that, as I’m sure you know, has suffered greatly beyond anyone’s wildest expectations. It is continuing to suffer today. Although having said that, our purchases of municipals were very timely. At year end they had a positive mark to market, and I’m guessing that they’re probably now about break even. This is an area where we will continue to look to deploy cash going forward.

I should add that recently due to the very extended duration of municipals vis-à-vis the treasury market that we instituted a hedge, a duration hedge, on half of the municipals with treasury futures.

We have a very small position in corporate bonds, $5.8 million. The maturity of the corporate bond portfolio is around two years. One area that we are still concerned about going forward is corporate credit, so we’re in the process, and we have been in the process, of letting our corporate bonds run off. That position about a year-and-a-half ago was as high as $50 million. We’ve just been in the process of bringing it down for the last year-and-a-half.

The greatest focus of the market is in the mortgage area. As George mentioned, we have about $134 million in super senior participations in AAA mortgage pools. For the last two quarters, we’ve done our best to convince you on the phone and the marketplace in general, that their credit is not an issue and that the mark to market losses are of a transitory nature, transitory meaning anywhere from three months to who knows, maybe a year or longer.

One thing we’ve decided to do is to put all of the line items on these super seniors in our 10-K. So, anyone who is concerned about them doesn’t have to rely on our analysis. They can do their own analysis. You’ll have all of the information from the 10-K that you need to do your own homework. I know there’s been some skepticism about our opinion on these securities, and I suppose in an environment like this that’s justified. So, to be as transparent as possible, we will delineate in excruciating detail all of the characteristics line by line in our super senior position and you can do you own analysis.

Incidentally, even though we are not enjoying the mark down, I think it’s important to point out that where these super seniors are marked, they’re now accruing on the books at yields of 11% or higher.

The new asset class that we’ve become involved with and where we’ve made some reasonable purchases is in the preferred stocks of a couple of the GSC’s, the government sponsored enterprises, and some very large banks. As you know with balance sheet protection and liquidity conservation being paramount, these financial institutions have had to raise capital and as such have chosen to do a reasonable part of that in the preferred stock arena. At the end of December we had purchased $66 million. Subsequent to that, we have purchased another $14 million. We’ve purchased these preferred stocks at dividend yields of around 8% to 8.5%. The preferred stocks we’ve purchased are so called DRD preferreds, dividend received deductions. So, they have the same favorable tax attributes as munis, and the taxable equivalent yields on the preferreds is in excess of 11%.

The next two asset classes are the Tricadia fund and our hedge fund basket. As George indicated, the hedge fund performance last year was less than interesting. In January we estimate a loss in our hedge fund basket of a little less than 1.8%. In February we expect a gain of 70 to 80 basis points, but it’s too early to get all of our hedge funds to report.

Looking forward, until markets stabilize and seem to recover or start to recover somewhat, I would expect the hedge fund basket returns to continue to be uninteresting for the near term foreseeable future.

Our Tricadia fund which has always been of interest to the analysts and those on the call is doing quite well. As you may remember, we have a $43 million investment in Tricadia, which is a structured product fund. Tricadia in turn has a $30 million invested in a master limited partnership called Tiptree. Tiptree’s original mandate was to continue to structure CDOs and keep a small portion of the equity. That business is dead and probably will not recover. The mandate of Tiptree thus is changing to a combination of value investing in the structured product area, and taking a look at allocating some capital to various money managers.

The first full quarter was the fourth quarter of the fiscal year 2007 for Tiptree. The annualized return in Tiptree was 11.32%, and as I think you are aware, Tiptree being a master limited partnership, will pay out 90% or more of its income. They paid a quarterly dividend of 38 cents, which is an annualized cash return to us of 10.13%.

In terms of going forward, the problems, if that’s the right description, in the portfolio are clear. It is the mark to market write down of our super seniors which clearly, had we expected this degree of severity, we would have sold them. We didn’t. We, as you know from previous calls, expected turmoil, but not to this extent.

Nonetheless, if we didn’t have them now we would be in the process of purchasing some. When you have AAA securities where we feel there’s virtually no possibility of credit impairment that yield 11%, some time in the future, who knows when, we will be rewarded for having these securities.

We are, as I mentioned at the outset, quite liquid with more than $12 a share in cash. And also, as I mentioned, we will be investing on a tip toe basis. We certainly know we don’t know where the bottom is, but we are confident that looking back from some point in the future, that this opportunity for investment will have been extraordinary.

The areas that we’re looking at for investment are in the muni market, the preferred market, and the bank loan market. Bank loans have been cremated along with other fixed income asset classes. As you know, bank loans are the senior most part of the capital structure. In some cases you have low double digit yields on bank loans with other than mid market corporations — in very large corporations. So, that’s something we’re taking a look at. In terms of bank loans on the books right now, we have about $8 million.

I forgot to mention the hedge fund portfolio. Its size is about $150 million.

So, with that, I’m happy to answer any questions.

George Kallop:	All right, Skip, thank you. At this point, we’d be happy to answer any questions you may have, and I’d ask the Operator to collect the inquiries.

Operator:	Thank you. At this time, I would like to remind everyone in order to ask a question, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. We’ll pause for just a moment to compile the Q&A roster.

Your first question is from the line of Mark Dwelle with Ferris Baker Watts.

George Kallop:	Good morning, Mark.

Mark Dwelle:	Good morning. I’m surprised to have been first. Let me ask a couple of questions. Ocean marine fell off rather suddenly in the quarter. Could you just talk to that, and maybe some expectations, not necessarily how it might grow in the future, just how that market seems to be faring.

George Kallop:	Why don’t I ask Mark to answer that, directly?

Mark Blackman:	This is Mark Blackman, Chief Underwriting Officer. The ocean marine book is fairly mature. I think it will bounce around $100 million. We’ll be losing some the Southern Marine book. Some of the premium will flow into 2008 but in an earlier press release we said it was marginal. We continue to emphasize marine liability. There’s been some downward drift on that, but there are also some opportunities presented by the exit of certain carriers.

On the hull side, we continue to let the book drift down because it’s chronically unprofitable. If you throw the war in, it’s OK. The cargo line is very soft, although our strategy there has been to target the freight forwarding book and associated cargo, and that book has run very well. That’s the majority of our in house book. The energy rates are beginning to drift down a little. Certainly the rates are a whole lot higher than they were before Katrina and Rita, but the bottom line is, we see the future of our growth is going to be in the other lines, the professional liability, the excess comp, and we’re very happy with where we’re headed with that book.

Mark Dwelle:	With marine, the historical run rate in that business was somewhere in the neighborhood of high teens per quarter. Is something in the low teens a better indicator of run rate? Or, was the fourth quarter anomalous in some other way?

Mark Blackman:	I’m not sure I understand the question.

Mark Dwelle:	As far as the amount of net premium flowing through the marine book?

Mark Blackman:	I think the fourth quarter was more an anomaly than the end of the world. I haven’t had a chance to sort through the reasons for it. Our underwriters are rewarded to write business well, not to make any kind of budget projection, and I’m not worried about marine in the long term.

George Kallop:	I’ll add one other comment, Mark. Profitability from the marine book is a function of number of things, one of which is obviously gross premiums; another of which is ceding commissions. As you know, we have an 80% quota share on the energy book which works to our advantage.

Another aspect of it is the reinsurance rates that go along with that. We did successfully renew what we refer to as the marine mainframe, which covers the ocean marine segment reinsurance program at the end of the year and achieved some substantial savings

So yes, the gross was down in the last quarter, so was the net. But as Mark said, all is not lost on the marine segment. It’s certainly not going to be a high growth segment for us, but we think it’s going to be an ongoing segment and clearly in the marine liabs areas, it’s a very profitable segment.

Mark Dwelle:	Switching gears then to the investment portfolio, the portion of the portfolio that was devoted to hedge funds, that’s about as high as I’ve seen it in some time. Skip, as you described the various areas where you’re deploying, shall I infer your deploying from short-term and cash into these various muni bonds and preferreds, et cetera, or is that being allocated away from hedge funds back into those classes?

William Shaw:	It’s a combination of both. Actually the hedge fund total is down fairly meaningfully over the past three months. We’ve been making a concerted effort to weed out the under performers and stick with the performers. And, with the yields on munis, preferreds and bank loans where they are, we feel that they’re at least as good an investment as hedge funds may be over the near term. So, it is a combination of both. I don’t mean to be long-winded, but we are selectively reducing the hedge fund basket and using some of those proceeds as well as cash to redeploy into municipals, preferreds and possibly bank loans.

Mark Dwelle:	I have a third question, if I may, related to the charge-off for the major investment in another company. Should we infer that was an acquisition that either wasn’t consummated or fell apart for some other reason, or is there more background you can give us to help understand that?

George Kallop:	You’re close to being on-point. Clearly, I’m being somewhat secretive here, but we spent a lot of time negotiating a major investment in another company last year. It was outside the insurance space. We thought it was an excellent complement to the business. Quite frankly, it fell apart in the last months of last year primarily as a function of turmoil in the financial markets. I think what you should interpret, and the significant thing to interpret is, that’s what happened, and we had a charge-off as a result. But also, we continue to look for new ways to deploy our capital, to enhance shareholder value, and we’re going to keep doing that. We missed that one, but we’re not going to give up, and we’re going to keep looking.

Mark Dwelle:	Is it reasonable to then infer that the change of heart you had in terms of doing share repurchases related to that deal falling through or going away?

George Kallop:	Yes. It is pretty clear in retrospect that we were handicapped in our ability to exercise market purchases for a period of time. When that transaction fell away, we were free to do something else, which is what we did. Our view is that we successfully bought in something over 300,000 shares toward the end of the year. It resulted in substantial accretion to book value. As we announced in our press release, we recharged our ability to buy back stock. We had about $5 million available after our purchases at the end of the year.

We have recharged that by $20 million to the point that we now have $25 million available for share buybacks if that is the right thing to do.

William Shaw:	I would like to add one point. Over the past six months, we have received a number of queries about why we have not purchased our stock, and I just want to stress George’s point. We were in very serious negotiations with a possible investment in another company and we were precluded from doing so. I just want to stress that point.

Secondly, as George said, the company has bought back some of its stock, not to placate some of those who have wondered why, but because we feel it’s a very good investment and have for some time. I would also note that you can go through the public filings, and as you do that, you will see that a number of officers and directors have been purchasing the stock also.

Mark Dwelle:	Thanks very much for your answers. I’ll stand aside so others can try.

George Kallop:	Thank you, Mark.

Operator:	Your next question is from the line of Alper Sunger with Sidoti and Company.

Male:	Good morning, Alper.

Alper Sunger:	Good morning. The $1 million from Tricadia in the third quarter, what was the amount in the fourth quarter?

Tom Iacopelli:	Hi, Alper. This is Tom Iacopelli. In terms of year-to-date income from Tricadia, we came in at $7.9 million. That represents about $600,000 of income for the quarter.

Alper Sunger:	Six hundred. So, the loss from the hedge fund basket was around $2.3 million?

Tom Iacopelli:	That’s correct.

Alper Sunger:	On the third quarter conference call, you guys mentioned greater than 6% normalized run rate on the investment portfolio. Would you stick with that number going forward?

William Shaw:	I don’t think it’s appropriate to provide a specific forecast, but I think if you go through your notes and listen to what I said, I said that the investment portfolio will have reasonably decent returns over the next number of years.

Alper Sunger:	What were the investment expenses related to Tricadia during the quarter?

George Kallop:	Do you have that info, Tom, or is that not broken out?

Tom Iacopelli:	$7.9 million is a net number.

Alper Sunger:	No, I’m saying investment expenses.

Tom Iacopelli:	All-in investment expenses for the quarter?

Alper Sunger:	For Tricadia.

Tom Iacopelli:	We really don’t have that number, Alper.

Alper Sunger:	But those expenses are based on the fair value of CDOs and CLOs, right?

Tom Iacopelli:	Correct, but our books only had, as Skip said earlier, about $8 million or so in middle market loans.

William Shaw:	The rest of it’s all in Tricadia.

Tom Iacopelli:	We don’t have any direct interest in CDOs or CLOs on our books.

Alper Sunger:	Thank you.

George Kallop:	Thanks, Alper.

Operator:	Your next question is from the line of Ross Haberman with Haberman Funds.

Ross Haberman:	Gentlemen, how are you?

George Kallop:	Hey, Ross, how are you?

Ross Haberman:	OK. Going back to your reallocation of the hedge funds, what sectors are you getting out of or putting aside? Are you getting out of certain sectors, keeping other sectors, or lowering the overall risk of that $150 million investment as opposed to just weeding out the under performers?

William Shaw:	It’s the latter. It isn’t a sector decision. It’s a manager-specific decision. We try to pick trading groups or managers who do well in their space regardless of the point in the cycle. If a manager is in a space like mortgages for example, it’s just a disaster area and he’s breaking even or only losing a small amount, that’s fine with us. When you get in periods of stress like this, the true colors of the trader or manager come out, and some of those colors are not what we had anticipated or hoped for. That’s really what the modest reduction in some of the trading groups is about.

Ross Haberman:	I think you said in your acquisition you were looking for something. Was that outside of the insurance business? I didn’t quite understand what you were talking about.

George Kallop:	Yes, it was – it was not another insurer.

Ross Haberman:	Is that part of your options to invest in an industrial company, for argument’s sake, or a ...

George Kallop:	It was not an industrial company; it was an asset management company. It was outside the insurance space, but it was certainly complementary to what we do.

Ross Haberman:	Got you. So, you’re going to look at stuff even if it’s not strictly insurance but if it complements your existing book of business.

George Kallop:	If it complements management’s strengths, we will certainly look at it. We’re looking inside the insurance space; we’re looking outside the insurance space. We’re just not going to be limited to that. I think, particularly in a soft market environment, one is probably foolish to limit his choices to looking only inside the insurance space.

By way of preamble, there are two parts to the insurance business. Not to state the obvious, but there is insurance, which generally generates the cash, and then, importantly, there is the investment of the cash. We view the company as having two skill sets, and we wouldn’t ever consider going out and buying a company that built widgets or produced bottled water. It would either be in the insurance space or the asset management space.

Ross Haberman:	One final question about the AAA alt A mortgages. Did you sell any? Because I thought you had $140 million, about $10 million more as of the last quarter.

William Shaw:	Actually, at the end of September, the balance was about $160 million. We did sell some where we had an extraordinary price from a counterparty who, for some reason, just wanted that particular line item. Secondly, even though speeds have slowed, they’re still prepaying, and they prepay at par. I think that’s very important to note. It is a combination of one sale and prepayments.

Ross Haberman:	Just a follow-up regarding that. I don’t claim to be an expert in this field, but from everything I read, is the current market price in the low seventies for these assets to date?

William Shaw:	The appropriate answer is, “I don’t know.” Earlier in the week, before the huge liquidations, they were in the low eighties. Yesterday, after the enormous liquidations, we thought they were in the mid-to-high-seventies. Today, as we talked earlier, there were two more hedge fund liquidations, and I don’t know yet if they’ve cleared or where they’ve cleared, but the truth is, the price on these things could be between seventy and eighty. It’s on any given day and where they’re clearing.

Ross Haberman:	You’ve got them currently marked around eighty as of the end of the quarter, or as of the end of the year. Was that accurate?

William Shaw:	No. We had them marked in the low eighties at the end of the year, as George mentioned, as of today we marked them into the mid-to-high-seventies.

Ross Haberman:	Thanks a lot, guys. The best of luck.

George Kallop:	Thank you, Ross.

Operator:	Your next question is from the line of Bill Knox with Kahn Brothers.

William Kahn:	Bill Kahn speaking, but Bill is here. I have a few questions. On the insurance side, could you speak to what the competitive advantage is, if any, that the company has in the insurance business? Is it that you’re small or are more nimble? Insurance is a very competitive business. I’m trying to figure first, is there any competitive advantage that you would like to speak to in your insurance business. Second, I’d like to know if you could give us any kind of color on are there any growth drivers in the insurance side of the business going forward. We hear a lot about asset management and so forth, but I’m trying to figure out if there are any growth drivers going forward in the insurance side of the business. There seem to be other smaller insurance companies that seem to be growing and finding niches and being able to build their business. I’m wondering what’s happening in our company. Thank you.

George Kallop:	Let me ask Mark Blackman to respond directly to your question relating to the insurance business, and then I’ll add an overlay on Mark’s comments.

Mark Blackman:	I think our competitive advantage is our talent, both in terms of underwriting and in claims. Most of our marine underwriters have been here over 20 years. The one thing that’s unique about marine underwriting is that it’s a very judgment-rated business; its clauses are tailored to specific needs. So, as we wanted to go forward, we said, “Well, how can we leverage that kind of strategy?” And, what we tried to do is build talent into our professional liability unit, our casualty unit, and our property unit. In particular on the professional liability side, we now have four attorneys in that group, two of them are patent attorneys. We look for difficult professional liability business, and we think we can write it better because we understand it better. We keep up on the law, and we make sure our loss people are also talented.

I’m confident we can grow this year; not a lot, but in the face of the soft market, we can grow. I think as George Kallop had mentioned earlier, it’ll be a better-diversified portfolio. We’re not going to be entirely reliant on marine and energy. We’re going to build our professional book; we’re going to continue to build our casualty book. While casualty is soft, we have some opportunities right now in the market where people are not interested in writing it, and once again, we’ve invested a lot of time and effort understanding these classes.

Property is predominantly done through program managers. We’d like to see it grow a little and we’re working on it. Finally you have the excess workers’ compensation line where, once again, now that we’re in it, we’re committed to it. We’ve just spent about $100,000 hiring a Ph.D. in math and a lifetime actuary in this class to try to understand how excess comp works.

We partnered with Midlands. We’re very happy with how that book is developing, and we expect it to grow this year. Last year it took awhile to get some of our licenses in workers’ comp and the licensing process took longer than we expected, but we expect to grow the comp book in 2008.

George Kallop:	I’d just like to add, Bill, just as an overlay to Mark’s comments, one of the things that’s taken place that we hope is obvious in this company is that the underwriting business has been substantially diversified over the last five years. The big generators of growth have been outside the ocean marine space. There are probably three major factors when you measure underwriting performance. The first of those factors is net premiums earned. Let’s start out with the fact that one year doesn’t make a track record. So, let’s go back and look over the last few years. If you look at 2004, this company had net premiums earned of $116 million. In 2005, it was $134 million. In 2006, it was $151 million. And, as difficult as ’07 was, our net premiums earned were $166 million.

So, in terms of a growth trend, I haven’t calculated what the compound rate of growth is, but that’s got to be a pretty good number. That’s one factor. Premiums alone don’t make for success, but if you look at our loss ratios that go along with those premiums, they’re pretty good. They stay round about in the mid-fifties, and that’s enough to make for a very profitable underwriting business.

The other thing that goes along with loss ratios is whether they’re real or not. This company, as we’ve said many times before, always prides itself on never having a loss confession, which clearly we’ve seen elsewhere in the industry. Things look great for year one, year two, year three, year four, and, oops, on year five we made a mistake, and let’s go back to square one.

This company in my recollection has never had a loss admission like that. We spend a lot of time on making sure we get our reserves right, our reserves are always carried on a redundant basis overall. That’s another important aspect of our company. So, in terms of our underwriting business, our underwriting business is growing, has grown and we expect it to grow. We’re looking for new lines; we have a couple of new ideas for this year, and it is a very important aspect of what we do and a very good complement to the asset management group.

Did that answer your question?

Kahn:	Yes, I guess it did. What I hear mostly is talk about asset management and sophisticated strategies regarding asset management. Other insurance companies that I listen to, mostly talk about the insurance business. They view the assets as money, they have to earn some interest on it or earn something on it, but they’re basically more white bread and butter on the asset side and a lot of talk about developing premiums and lines of business and so forth. I guess what’s happening with NYMAGIC is it’s really turning into sort of a money management business sort of funded by the insurance side because, I don’t hear a lot about the insurance side versus other companies that I listen to.

George Kallop:	Well, that’s perhaps because other companies don’t have a lot to talk about on the investment side. If you’ve got a portfolio of AA bonds, what are you going to talk about? Are you going to talk about how clever you are? I don’t think so. I’d like to come back to our fundamental approach, which we’ve also said for awhile, is on our underwriting side, we have a unique approach. Well, it may not be unique, but it’s unique to us. First of all, we underwrite for a profit and we’re not afraid to absorb reductions in premium to maintain that discipline. That’s part of what NYMAGIC is all about. We also have an announced strategy, which I think is pretty obvious. We know we have a mature marine book. We’re a leader in that business. It’s mature, it may have some modest growth, but it ain’t the future. The future for us is in diversification, and in that area, we have by anybody’s measure, I think, achieved great success. We got into the professional liability area; we’ve made a success of that. We have loss ratios to prove it. We’ve gotten into the excess workers’ comp business. That has done well.

In terms of our strategy, which I think we’ve talked about before, is we’re in, the small books of business strategy area, because that’s where we can stay below the radar screen of the big companies. That’s where prices are less elastic and that’s, quite frankly, where we think we can make the most money. We’re very happy to add a book of business of $5, $10, $20 million. For a big company, that’s just not enough to draw anybody’s attention. So, they’re left with commodity-size approaches to the insurance market.

We go for smaller books of business; we look for seasoned, niche books of business. That has always been one of Mark Blackman’s mainstays, and quite frankly, we’ve been successful. Going back to what I said earlier, if you look at the history of our net premiums earned, that’s a pretty good upward incline, and we’re proud of it.

Kahn:	Could you refresh my mind on this option business that accretes the strike price of the options and what goes on with that? I’m a little confused.

George Kallop:	You’re talking about the voting agreement that exists between the Blackman family and Mariner, I think?

Kahn:	Yes, are there options to somebody that a strike price accretes a certain amount each quarter?

George Kallop:	All right.

Kahn:	Could you just refresh my mind on that?

George Kallop:	Yes, the first and most important point is that the option agreement that exists is not with the company. It’s not an obligation of the company. The

Blackman family entered into an agreement, which is a matter of public record with Mariner in 2002. In conjunction with Mariner taking on management responsibilities, the Blackman family, not the company, gave the Mariner group options to purchase some of the family’s stock. Those option prices escalate over time. Essentially the basic formula is it goes up 25 cents a quarter minus dividends paid.

Kahn:	Do we know many shares in the strike price now?

George Kallop:	Yes, the total share count is a million three-hundred-and-fifty thousand, and the current strike price is $23.66 which will go down with the dividend. I’m being coached here by Mark Blackman, who is one of the issuers of the option and keeps track of this day-by-day, dollar-by-dollar.

Kahn:	One final question. What is the end game for NYMAGIC? Generally speaking – not always, but if you look at history, smaller and medium-size insurance companies frequently get absorbed by other larger companies. Is that the end game for NYMAGIC? If someone came in and said, “Two years from now, we’ll offer you $35 or $40 a share in our stock,” or whatever it is, I know you have to do your duty and you have your fiduciaries and all the rest of that, but I’m trying to figure out, is the end game NYMAGIC stays independent and highly profitable or are you trying to get this girl to look pretty so you can marry her at some point or both?

George Kallop:	Our fundamental focus is to maximize shareholder value. Whether that results in rising stock price, whether that results in attracting a suitor, I don’t know. We don’t quote have an end game in mind beyond our fundamental objective to maximize shareholder value, which we try to do by building a profitable underwriting business, building a profitable investment portfolio, trying to protect our investment portfolio and building book value while we pursue profitable operations.

If you look back at the history of this company, there haven’t been any huge reserve confessions. We’ve embarked into new lines of business carefully and we’ve been successful. We have at times on the investment side foregone interest. In those painful days a couple years ago when interest rates were 1%

and the temptation was, “Oh, my god, let’s extend those maturities out and try to get a little bit more yield here,” we did not do that. Some other insurance companies took major hits to book value when those when those interest rates rose. We didn’t do that.

So, maybe it sounds commonplace, but that’s what it is. We’re here to maximize shareholder value. We’re going to do it any which way we can. We think we’re, quite frankly, as a smaller company, probably a bit more fleet of foot than some bigger companies.

Kahn:	That’s good. One thing, and then I’ll let you go, is I would hope to see further share purchases with hard-earned post-tax dollars by senior managers who are involved in this business because if the stock is as cheap as it may appear to be, then I think that some of the senior managers should skip the new Lexus this year and buy more shares. Thank you.

George Kallop:	Thank you, Bill.

Operator:	As a reminder, ladies and gentlemen, if you would like to ask a question, please press star, then the number one on your telephone keypad. Your next question is from the line of Lance Gad with Greenfield Hill Capital.

George Kallop:	Hello.

Lance Gad:	I’d like to make one comment. Skip mentioned that the DRD preferred has the same favorable tax qualities as munis. That’s not quite true. Munis, of course, for federal purposes would not be taxable, and on DRD preferreds, there’s only a 70% dividends received deduction. So, in essence, assuming a 35% tax rate, the preferred dividend stream is taxable at 10.5%. So, the statement, really, I quarrel with. But if I’m wrong, please correct me. My real question is about the software write-off. It was reported at $3.5 million after tax, assuming a 35 % rate, you’re talking about something $5 to $6 million of basis, about 2 % of the equity of the company, all of a sudden at a point in time. Could you give us some color about it? That’s fairly disturbing. Usually a company buys software and should be able to amortize it in due course and business. What happened here? Who made a big mistake and bought software that wasn’t good?

William Shaw:	George, just to interrupt. This is Skip. I believe you are incorrect, and I’m happy to talk offline with you about the preferred stock.

Lance Gad:	All right. My tax knowledge is a bit old, but I do have an LLM from NYU in tax law, so I’d be interested. Dividends received, I don’t think it’s been changed. But anyway, be happy to talk with you offline.

George Kallop:	The best way to respond to your question is as everybody knows, technology is in a state rapid advancement, and systems that were available five years ago are not state of the art systems today. Our view is we will always go for what we think is the most state-of-the-art system. We’ve gone through a lot of upgrades in our software systems and IT area as a way to position the company for the future, and part of upgrading systems involves writing off systems that don’t work so well anymore. So, I would not characterize anything as a huge mistake. Things are learning experiences, technology changes, new opportunities arise, and ...

Lance Gad:	Can you give us some flavor, though, as to when you bought it, how long it was supposed to last and why all of a sudden you wrote it off? I’d be more comfortable if this was in effect for five years rather than five months obviously. Can you give us some flavor? You talked about 2 percent of the equity of the company for a software item, and we really don’t have any flavor or information about that.

George Kallop:	It’s a complicated issue and I don’t know that it’s worthwhile, quite frankly, getting into it very deeply. I’ve explained our whole IT area. We’ve been going through a lot of upgrades, and periodically we’re going to have charge-offs like this – not often.

Lance Gad:	Can we at least know when this software was purchased, how long it really was useful to the company, what you paid for it, how much you wrote off on it?

George Kallop:	Well, I don’t think it’s really worthwhile going through on this particular call. The particular software involved I think was purchased – I don’t know, four years ago, maybe five, something like that. In the space of five years, things change and they can change dramatically. In the overall interest of the company, if you look at our expense base, it’s a modest amount of expense relative to our revenue stream and we made the decision to move on to position the company for the future, and I think it’s the right decision. We have a new chief of IT, and we have a much enhanced IT staff. We’re positioning this company for future growth, because we believe in the future of the underwriting business, as well as the investment side. Thank you.

Operator:	You next question is from the line of Allyn Seymour with Columbia Management.

George Kallop:	Hi, Allyn.

Allyn Seymour:	Hi, how are you? A couple quick questions if I might. In the hedge-related business, was your experience that guys who are leveraged didn’t perform as well as you thought? And, the second one. You’re going in the muni market and you’re probably taking advantage of what looks like pretty interesting things. Can you give me some sense of how you came to that decision in terms of asset allocation? Is it a risk-adjusted return? I’d like just a little bit of a sense of how you decided that? That could be an all-day discussion, but ...

William Shaw:	Municipals are as attractive as they’ve ever been to any other asset class. Clearly the tax exemption benefits the company, and we do evaluate the risk-adjusted returns, but also, it’s diversification too, and diversification is a very powerful investment tool.

Allyn Seymour:	The hedge fund question? Was your experience that the guys who didn’t perform as well were more highly leveraged or less high leveraged or maybe they just didn’t know what they owned, like even some of the big banks?

William Shaw:	That is a good point. The overall leverage in our hedge fund basket is 2.8 times which, in the context of the universe of hedge funds, is truly de minimis.

Allyn Seymour:	Right.

William Shaw:	One of the managers was in a strategy where there was considerable leverage, and let me add one other point that’s important. We never invest in a strategy that levers credit. In other words, if someone had a strategy of trading G7 arbitrage where all the securities are government securities and they lever that a little bit, that’s OK. But we would never invest in a strategy that levers credit.

Our worst-performing strategy where we suffered along with everyone else, was the so-called negative basis trade. That is where the trader or manager buys credit protection on a reference note and then buys the corporate bond, picks up yield, has positive carry, and if he holds it to maturity will make money. But the technical imbalances in the credit default swap market and the corporate bond market created mark-to-market losses, dealers raised margins similar to what’s happening now in the mortgage market and the municipal market. We just felt the manager had lost some discipline and perspective.

Allyn Seymour:	Just an editorial comment, and that is, I actually really like from an insurance company the idea of making money on the underwriting and then doing value-added on the investment side which is, of course, what Buffett does. So, just my own thought. Thanks very much. Appreciate it.

William Shaw:	Thank you. You understand what we’re doing.

Allyn Seymour:	Great.

William Shaw:	We have a ways to go to catch up with Warren Buffett.

Operator:	Once again, in order to ask a question, please press star, one. There are no further questions at this time. I would now like to turn the conference back over to Mr. Kallop for any closing remarks.

George Kallop:	Thank you. I’d like to thank you all for listening in and some of you participating by asking questions.

Clearly it was a tough year last year and clearly in the investment world, it remains a tough place out there. But, we are focused on the long-term maximization of shareholder value. I think all investment professionals clearly understand that the financial markets are in turmoil. If we believe in our country and we believe in our economy, we have to believe that the turmoil in the financial markets is going to calm down at certain point and that fundamental values will return in terms of determining how securities are valued. I think that’s the most I can say in broad brush terms on the investment side.

On the insurance side, as I mentioned before, we have a history of growth, we’re continuing to grow that business, but we are not going to go out and chase premium for premium’s sake alone. We have a discipline that we’ve always talked about, we underwrite to make a profit, we’re careful, we’re devoted, we’re focused on prudent growth and protecting book value as best we can while we pursue profitable operations.

We appreciate everyone’s confidence in our company, and I look forward to discussing our first quarter results with all of you in May. Thank you very much.

Operator:	Thank you for participating in today’s NYMAGIC fourth quarter results conference call. You may now disconnect.
END